GRASSI
ADVISORS & ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 15, 2023, relating to the consolidated financial statements of Impact Biomedical, Inc. as of and for the year ended December 31, 2022. We also consent to the reference to our firm under the heading "Experts" appear therein.

Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York
May 15, 2023